FIRST AMENDMENT TO PRIVATE MARKET VALUE GUARANTEE

     This FIRST AMENDMENT TO PRIVATE MARKET VALUE GUARANTEE (this "Amendment"), dated June 7, 1994, is between McCaw Cellular Communications, Inc., a Delaware corporation ("McCaw"), and LIN Broadcasting Corporation, a Delaware corporation (the "Company"). Capitalized terms used but not defined in this Amendment shall have the meanings ascribed thereto in the Guarantee.

     WHEREAS, McCaw and the Company have previously entered into a Private Market Value Guarantee, dated December 11, 1989
 (the "Guarantee"), for the benefit of the Company's stockholders (other than McCaw and its affiliates) in connection with McCaw's tender offer for the shares of common stock of the Company;

     WHEREAS, the Company is proposing the Transaction (as hereinafter defined);

     WHEREAS, McCaw and the Company have agreed to amend the Guarantee in connection with the Transaction; and

     WHEREAS, the Independent Directors have approved this Amendment in accordance with the requirements of the Guarantee;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties agree as follows:

 1.  Continuing Stockholder Protections

     Section 3(C) of the Guarantee is hereby amended to add the following sentence at the end thereof:

          "Notwithstanding the foregoing, the Transaction will not be undertaken, and the Company will not take any action whether or not approved by a majority of the board of directors of the Company, if the Independent Directors determine in their good faith judgment, by unanimous vote, that such Transaction or action would likely depress the value of the Public Shares on January 1, 1995, after giving effect to the Transaction; provided the Transaction may be undertaken if the Independent Directors determine in their good faith judgment that
           (i) the Transaction is fair, from a financial point of view, to the holders of the Public

          Shares and (ii) the consideration to be paid in the proposed acquisition of WTNH - Hartford -
           New Haven is fair, from a financial point of view, to the holders of the Public Shares. The
           "Transaction" involves the (y) acquisition by LIN Television Corporation ("LIN TV") of WTNH -
           Hartford - New Haven from Cook Inlet
           Communications Corp. and (z) the tax-free distribution pursuant to Section 355 of the Internal Revenue Code of the remaining shares of LIN TV to stockholders of the Company."

 2.  Counterparts

     This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument.

 3.  Effectiveness

     Except as expressly modified herein, the rights and obligations of the parties hereto under the Guarantee are hereby ratified and confirmed.

     IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first above written.

                               McCAW CELLULAR COMMUNICATIONS,
                               INC.


                               By:  WAYNE M. PERRY
                               Title:  Vice Chairman


                               LIN BROADCASTING CORPORATION


                               By:  DONALD GUTHRIE
                               Title: Senior Vice President-
                                      Finance